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                                                           EXHIBIT 99.(b)(10)(a)

[SUTHERLAND ASBILL & BRENNAN LLP letterhead]


August 28, 2003


COUNTRY Investors Life Assurance Company
1701 N. Towanda Avenue
Bloomington, Illinois 61702-2000

      Re: COUNTRY Investors Variable Annuity Account

Gentlemen:

We consent to the reference to our firm under the heading "Legal Matters" in the Statement of Additional Information included in Pre-Effective Amendment Number 1 to the Registration Statement on Form N-4 for certain individual flexible premium variable annuity contracts issued through COUNTRY Investors Variable Annuity Account of COUNTRY Investors Life Assurance Company (File No. 333-104424). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.



SUTHERLAND ASBILL & BRENNAN LLP


By:   /s/ STEPHEN E. ROTH
   ----------------------
       Stephen E. Roth